Exhibit 8.2

AEGON N.V. AEGONplein 50 PO Box 85 2501 CB The Hague The Netherlands	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 www.allenovery.com

January 31, 2012	0042338-0000524 NY:13217070.4

AEGON N.V. 8.00% Non-Cumulative Subordinated Notes due 2042

Ladies and Gentlemen:

We have acted as special United States tax counsel for AEGON N.V., a company incorporated under the laws of the Netherlands (the Issuer), in connection with the preparation of the Prospectus Supplement dated January 24, 2012 (the Prospectus Supplement) filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on January 24, 2012 of which the prospectus dated June 14, 2011 (the Prospectus) forms a part. The Prospectus Supplement and Prospectus have been filed with the Commission as part of the Issuer’s registration statement on Form F-3, as amended (file no. 333-174878), declared effective on June 14, 2011 (the Registration Statement). The Registration Statement, Prospectus and Prospectus Supplement relate to the registration under the Securities Act of an aggregate principal amount of $500,000,000 8.00% non-cumulative subordinated notes due 2042 (the Subordinated Notes).

As United States tax counsel, we have advised the Issuer with respect to the material United States federal income tax consequences of the proposed issuance of the Subordinated Notes. This advice is summarized under the heading “Taxation in the United States” (the Discussion) in the Prospectus Supplement. We hereby confirm that the statements set forth in the Discussion represent our opinion as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion and under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practice in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

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